Exhibit 99

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMorgan Chase Announces Adjustment to Warrant Exercise Price

New York, April 4, 2017 - JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that in accordance with the terms of the outstanding warrants to purchase common stock of JPMorgan Chase (NYSE: JPM/WS), the warrant Exercise Price will be reduced to $41.967 per share from $42.025 per share, effective as of the close of business on April 6, 2017.
This adjustment resulted from the declaration by the Board of Directors of JPMorgan Chase on March 21, 2017 of a quarterly dividend of $0.50 per share on the outstanding shares of the Firm’s common stock. The dividend is payable on April 30, 2017, to stockholders of record at the close of business on April 6, 2017. This dividend declaration did not result in a change in the Warrant Share Number, which remains at 1.01.
Further information regarding the warrants and adjustments to the warrant Exercise Price and the Warrant Share Number is available on the Firm’s website at www.jpmorganchase.com, under the heading Investor Relations, Shareholder Information: “Warrant Information.”
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438